Exhibit 99.1

News	Investor Contact: Logan Bonacorsi lbonacorsi@caleres.com

Media Contact: Kelly Malone kmalone@caleres.com

Caleres Names Michael Edwards President of Famous Footwear,

Positioning the Company’s Largest Brand for Further Growth and Success

ST. LOUIS, November 11, 2020 – Caleres (NYSE: CAL) today named Michael Edwards president of Famous Footwear, effective November 20, 2020.

Edwards joined Caleres in 2008, most recently serving as senior vice president of digital commerce, planning, allocation and stores. Prior to that he has held roles of increasing responsibility in Famous Footwear including time as chief customer officer, senior vice president of merchandise planning and analytics and vice president, sales and store operations. With his breadth of experience and deep knowledge base in all areas of the business from strategy to stores, Edwards is uniquely positioned to lead Caleres’ largest brand. Most recently, he was instrumental in navigating the business through the economic shutdown, during which he played a critical role in reopening and operating the stores post-COVID and pivoting Famous Footwear to successfully meet the evolving needs of its customer base including leading the brand’s digital growth initiatives, implementation of QuadPay, the rollout of curbside service at more than 600 Famous Footwear stores and the coordination of increased store fulfillment activities.

Edwards will replace Molly Adams, who resigned her position, effective November 20, 2020, to pursue an opportunity outside the organization.

“Mike is a capable and successful leader who has seen the business through every lens,” said Diane Sullivan, Chairman, President and Chief Executive Officer. “I am confident he will use his institutional knowledge and his extensive digital commerce, operating, product and marketing experience to further the positive momentum within our largest brand. His deep understanding of the Famous customer and strong leadership abilities will be essential as we remain focused on growing sales and profit, executing on consumer strategies and delivering the Famous vision. We want to be the first and only choice for family footwear. The board and senior executive team look forward to working closely with Mike to make that happen. We thank Molly for her contributions over the last two years and we wish her all the best in her future endeavors,”

“I have a true passion for this business, the utmost confidence in the Famous go-forward strategy, and I am honored to lead this significant part of the Caleres portfolio,” said Edwards. “Famous Footwear is expertly positioned to excel in any market environment through our ability to offer the national brands she wants, when and where she wants to shop – online and in store. Athletic and sport-inspired styles, our sweet spot, are exactly what the customer is looking for in this environment. We have the right team and tools in place to leverage what we’ve learned, build upon our successes, advance our goals and deliver value to all of our stakeholders.”

Biographical Information:

Mike Edwards is a 12-year Caleres and Famous Footwear veteran. For the last year, he has served as senior vice president, digital commerce, planning, allocation and stores, working closely and collaboratively with the Famous team to craft the strategic growth vision for Famous. Edwards joined Caleres in June 2008 as the director of merchandising, systems and operations and had served in numerous roles of increasing responsibility during his tenure – including Chief Customer Officer for Famous Footwear. Prior to joining Caleres, Edwards served in a variety of operational, merchandising and financial roles at the May Company and served as an account executive at Laclede Steel Company. Edwards and his wife Jodi live in St. Louis.

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About Caleres

Caleres is the home of today’s most coveted footwear brands and represents a diverse portfolio spanning all of life’s styles and experiences. Every shoe tells a story and Caleres has the perfect fit for every one of them. Our collections have been developed and acquired to meet the evolving needs of today’s assorted and growing global audiences, with consumer insights driving every aspect of the innovation, design, and craft that go into our distinctly positioned brands, including Famous Footwear, Sam Edelman, Naturalizer, Allen Edmonds, Vionic, Dr. Scholl’s Shoes, and more. The Caleres story is most simply defined by the company’s mission: Inspire people to feel great…feet first.